Exhibit 99.1

Nanophase Technologies Corporation 1319 Marquette Drive Romeoville, IL 60446

COMPANY CONTACT:

Nancy Baldwin

Investor Relations

630-771-6708

Nanophase Regains Compliance with NASDAQ Listing Rule 5450 –

$1 Minimum Bid Requirement

Romeoville, IL, – April 13, 2010 – Nanophase Technologies Corporation (Nasdaq: NANX), a technology leader in the development of advanced nanoengineered products, announced today that it has regained compliance with the minimum bid price requirement of NASDAQ Listing Rule 5450.

On December 18, 2009, Nanophase received notice from the NASDAQ Stock Market that the closing bid price of its common stock had fallen below $1.00 for thirty consecutive business days and was, therefore, not in compliance with NASDAQ Listing Rule 5450(a)(1). Nanophase was provided a 180-day grace period, scheduled to end June 16, 2010, to regain compliance with the Rule. To regain compliance, the bid price for the Company’s common stock must close at $1.00 or higher for a minimum of 10 consecutive business days within the stated 180-day grace period, a requirement that was met on April 12, 2010.

NASDAQ has confirmed to Nanophase that it has regained compliance with this listing standard as of April 12, 2010.

About Nanophase Technologies

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered products and solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media.

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